Exhibit 99.1

PRESS RELEASEFOR IMMEDIATE RELEASE

Omaha, Nebraska

August 5, 2016

CONTACT:   Craig Allen

Chief Financial Officer

(800) 283-2357

America First Multifamily Investors, L.P. Reports Second Quarter 2016 Earnings

Omaha, Nebraska – On August 5, 2016, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) reported the following operating results:

For the quarter ended June 30, 2016

•	Total revenue increased 9.0% to $14.9 million in the second quarter 2016, compared to $13.7 million in the second quarter 2015,
•	Net income, basic and diluted, increased 25% to $0.15 per unit in the second quarter 2016, compared to $0.12 per unit in the second quarter 2015, and
•	Cash Available for Distribution (“CAD”) increased 25% to $0.20 in the second quarter 2016, compared to $0.16 for the second quarter 2015.

For the six months ended June 30, 2016

•	Total revenue increased 13.9% to $29.9 million, year to date June 30, 2016, compared to $26.2 million, year to date June 30, 2015,
•	Net income, basic and diluted, increased 18.8% to $0.19 per unit, year to date June 30, 2016, compared to $0.16 per unit year to date June 30, 2015, and
•	Cash Available for Distribution (“CAD”) increased 24% to $0.31 per unit, year to date June 30, 2016, compared to $0.25 per unit, year to date June 30, 2015.

The Partnership reported the following notable transactions during the second quarter of 2016:

•	Invested approximately $1.0 million as the only limited equity investor, in an LLC, reporting its investment by the equity method of accounting,
•	Sold an MF Property for approximately $30.2 million,

•	Redeemed four Series B Mortgage Revenue Bonds for approximately $5.2 million and the proceeds were reinvested in the operations of the Partnership,
•	Reduced the Mortgages payable and other secured financings by approximately $16.6 million from the net proceeds of the MF Property sale.

In June 2016, the Partnership sold the Arboretum, an MF Property, for $30.2 million and realized a gain of approximately $12.4 million, before income taxes. The wholly owned subsidiary of the Partnership, which owned the Arboretum, applied its net operating loss carryforward to this gain and reported a current tax liability of approximately $4.1 million related to this sale.

“In 2011, the Partnership purchased the Arboretum, which was fundamentally sound but had some challenges that needed to be addressed,” said Chad Daffer, Chief Executive Officer of ATAX.  “We viewed the Arboretum as an opportunistic investment and we have utilized and actively managed an integrated platform of property management, construction management and monitoring to reposition and exit this asset at its highest and best use.  We remain focused on delivering results to our unitholders and the Arboretum sale is no exception.”

Additionally, in May 2016, the Partnership issued, in a private placement, approximately 1.4 million non-cumulative, non-voting, non-convertible Series A Preferred Units (“Preferred Units”) pursuant to a subscription agreement with a financial institution resulting in $13,896,000 in aggregate proceeds.  The units were issued as a private placement of up to a maximum of 10 million Preferred Units at a subscription price of $10.00 per Unit.  The Partnership will use the proceeds received in the private placement to acquire mortgage revenue bonds that are issued by state and local housing authorities to provide construction and/or permanent financing for affordable multifamily and student housing and commercial properties. At June 30, 2016, the Partnership has issued approximately 2.4 million Preferred Units with aggregate proceeds of approximately $23.9 million.

“The additional placement of Preferred Units is a significant liquidity event for ATAX”, said Mr. Chad Daffer. “We continue to attract new investors to the Partnership while not diluting our existing unitholders.  Our intent is to complete the private placement of the remainder of the Preferred Units and reinvest the proceeds into core assets that will benefit our unitholders.”

The Partnership reported the following notable transactions, year to date, June 30, 2016:

•	Purchased one mortgage revenue bond for approximately $11.5 million par value which is collateralized by a 180-unit multifamily residential property,
•	Invested approximately $3.4 million as the only limited equity investor in an LLC, reporting its investment by the equity method of accounting,
•	Sold one mortgage revenue bond for approximately $9.5 million, which approximated its carrying value plus accrued interest,
•	Redeemed four Series B Mortgage Revenue Bonds for approximately $5.2 million and the proceeds were reinvested into the operations of the Partnership,
•	Sold an MF Property for approximately $30.2 million,
•

Sold the three remaining MBS Securities for approximately $15.0 million, which approximates the outstanding amortized cost plus interest.  Upon settlement of these sales, the Partnership eliminated its MBS Securities segment,

•

In conjunction with the sale of the remaining of the MBS Securities, the related $11.0 million derivative hedging of the MBS Tender Option Bond (“TOB”) financing facility was terminated for its fair value, resulting in no gain or loss,

•	Paid in full, and collapsed, four TOB financings with Deutsche Bank for a total of $20.3 million, and
•	Reduced the Mortgages payable and other secured financings by approximately $16.6 million from the net proceeds of the MF Property sale.

“As we look back at the second quarter of 2016’s results, we are pleased with the 25% increase in CAD,” said Mr. Daffer.  “We will continue to “fine-tune” our overall strategy, execute on our business model and will continue to seek out new investment sources to attract non-dilutive capital to the Partnership.  During the second quarter of 2016, we have continued to execute on our key initiatives that will enhance the return to our unitholders.  We will continue to seek out new investment and growth opportunities that will benefit our unitholders.”

Disclosure Regarding Non-GAAP Measures

This report refers to Cash Available for Distribution, or CAD, which is identified as a non-GAAP financial measure.  The Partnership utilizes CAD as a means to determine our ability to make distributions to unitholders.  We believe CAD provides relevant information about our operations and is necessary along with net income for understanding our operating results.  Net income is the GAAP measure most comparable to CAD.  There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies.  Although we consider CAD to be a useful measure of our operating performance, CAD is a non-GAAP measure and should not be considered as an alternative to net income or net cash flows from operating activities which are calculated in accordance with GAAP, or any other measures of financial performance or liquidity presented in accordance with GAAP.  See the table at the end of this press release for a reconciliation of our net income as determined in accordance with GAAP and our CAD for the periods set forth.

Earnings Webcast/ Conference Call

Participants can access the Second Quarter 2016 Earnings Conference call, scheduled for August 10, 2016, at 4:30 Eastern Daylight Time, in one of two ways:

•	The Webcast link: http://edge.media-server.com/m/p/do7vh6hu will be available for registration on Wednesday, August 10, 2016, approximately 30 minutes prior to the start of the call, or
•	Participants may dial 1-855-854-0934, (direct 720-634-2907), Conference ID #51838523, ten minutes before the call is scheduled to begin, to listen to the audio portion only.

Following completion of the call, a recorded replay will be available on the Partnership’s Investor Relations website at www.ataxfund.com.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing, senior citizen residential properties, and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our unitholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The

Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GAAP to Non-GAAP Reconciliation of Partnership Net Income

The following table shows the calculation of CAD (and a reconciliation of the Partnership’s GAAP net income to its CAD):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Partnership net income	$11,005,930	$8,221,271	$13,537,630	$10,745,750
Net loss related to VIEs and eliminations due to consolidation	-	(67,954)	-	78,212
Net income before impact of Consolidated VIE	11,005,930	8,153,317	13,537,630	10,823,962
Change in fair value of derivatives and interest rate derivative amortization	531,389	(198,743)	1,641,796	701,130
Depreciation and amortization expense	1,806,732	1,436,585	3,931,630	2,890,764
Provision for loan loss	-	98,431	-	98,431
Impairment expense	61,506	-	61,506	-
Amortization of deferred financing costs	392,493	306,732	924,680	645,331
Deferred income taxes	553,000	-	553,000	-
Redeemable Series A preferred unit distribution and accretion	(124,982)	-	(126,666)	-
Tier 2 Income distributable to the General Partner (1)	(2,096,982)	(854,365)	(2,140,581)	(854,365)
Developer income (2)	-	18,159	-	18,159
Bond purchase premium (discount) amortization (accretion), net of cash received	33,668	729,672	68,364	748,571
Depreciation and amortization related to discontinued operations	-	2,029	-	4,065
Total CAD	$12,162,754	$9,691,817	$18,451,359	$15,076,048
Weighted average number of units outstanding,
basic and diluted	60,252,928	60,252,928	60,252,928	60,252,928
Net income, basic and diluted, per unit	$0.15	$0.12	$0.19	$0.16
Total CAD per unit	$0.20	$0.16	$0.31	$0.25
Distributions per unit	$0.125	$0.125	$0.25	$0.25

(1)

As described in Note 3 to the Partnership’s condensed consolidated financial statements, Net Interest Income representing contingent interest and Net Residual Proceeds representing contingent interest (Tier 2 income) will be distributed 75% to the Unitholders and 25% to the General Partner. This adjustment represents the 25% of Tier 2 income due to the General Partner.  For the three months ended June 30, 2016, the Partnership reported approximately $2.1 million of Tier 2 income from the gain on the sale of the Arboretum and approximately $11,000 from contingent interest received from Ashley Square to the General Partner. For the six months ended June 30, 2016, the Partnership reported approximately $2.1 million of Tier 2 income from the gain on the sale of the Arboretum and approximately $55,000 from contingent interest received from Ashley Square to the General

Partner. For the three and six months ended June 30, 2015, the Partnership reported the sale of The Colonial which resulted in approximately $3.4 million gain and approximately $854,000 of Tier 2 income.

(2)

The developer income amount represents cash received by the Partnership for developer and construction management services performed on The 50/50 MF Property in Lincoln, Nebraska.  The development at the University of Nebraska-Lincoln is accounted for as an MF Property and the cash received for these fees has been eliminated within the Partnership’s condensed consolidated financial statements. For purposes of CAD, management is treating these fees as if received from an unconsolidated entity.